Exhibit 8.2

November 22, 2002

Telstra Corporation Limited,
242 Exhibition Street,
Melbourne, Victoria 3000,
Commonwealth of Australia.

Ladies and Gentlemen:

We have acted as United States tax counsel to Telstra Corporation Limited ("Telstra") in connection with the Registration Statement on Form F-3 filed by Telstra with the Securities and Exchange Commission on November 22, 2002 (the "Registration Statement") and hereby confirm to you our opinion as set forth under the heading "Taxation - United States Taxation" in the Prospectus included in the Registration Statement.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the heading "Taxation - United States Taxation." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan and Cromwell